UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2007
Commission file number: 001-13337
STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1598949

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9400 East Market Street, Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)
(330) 856-2443

Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities.
Because future volume commitments were insufficient to support the cost bases, on October 29, 2007, Stoneridge Inc.’s (the “Company”) Board of Directors approved restructuring initiatives to improve the Company’s manufacturing efficiency and cost position by ceasing manufacturing operations at its Sarasota, Florida and Mitcheldean, England locations. The Company will begin these initiatives in the fourth quarter of 2007 and expects to be substantially complete by December 31, 2008. The Company anticipates recognizing both total pre-tax costs and incurring cash expenditures of approximately $17.4 million or less associated with these restructuring initiatives. These expected restructuring related costs are comprised of one-time termination benefits of $5.2 million, contract termination costs of $1.0 million and other associated costs of $11.2 million. Related 2007 fourth quarter expenses, primarily comprised of one-time termination benefits, are expected to result in pre-tax charges of $1.0 million. As part of these restructuring initiatives, the Company also intends to sell an owned facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: November 2, 2007	/s/ George E. Strickler

George E. Strickler, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)